Exhibit 99.28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Investment Managers Series Trust and to the use of our report dated March 1, 2021 on the financial statements and financial highlights of the Aristotle International Equity Fund, Aristotle Strategic Credit Fund, Aristotle Value Equity Fund, Aristotle Small Cap Equity Fund, Aristotle/Saul Global Equity Fund (formerly known as Aristotle/Saul Global Opportunities Fund) and Aristotle Core Equity Fund, each a series of Investment Managers Series Trust. Such financial statements and financial highlights appear in the 2020 Annual Report to Shareholders which are also incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

April 28, 2021